Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lincare Holdings Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-148907) on Form S-8 (Nos. 333-145557, 333-116599, 333-98093, 333-74672, 333-78719, 333-71159, 333-46969, 333-39689 and 333-13275) of Lincare Holdings Inc. of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Lincare Holdings Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Lincare Holdings Inc.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for measuring and disclosing the fair value of assets and liabilities due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2008.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of valuing certain financial assets and liabilities due to the fair value option election related to the adoption of new accounting requirements issued by the FASB, effective January 1, 2008.

As discussed in Notes 1 and 7 to the consolidated financial statements, the Company changed its method of accounting for convertible debt instruments due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2009, applied retrospectively.

/s/ KPMG LLP

Tampa, Florida

February 25, 2010

Certified Public Accountants